As filed with the Securities and Exchange Commission on October 18, 2013

Registration Nos. 333-158919

333-121199

333-139425

333-101538

333-57585

333-46726

333-55574

333-121766

333-163767

333-185481

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-158919

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-121199

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-139425

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-101538

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-57585

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-46726

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-55574

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-121766

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-163767

Post-Effective Amendment No 1. to Form S-8 Registration Statement No. 333-185481

UNDER

THE SECURITIES ACT OF 1933

WMS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2814522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 South Northpoint Boulevard, Waukegan, IL	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 785-3000

WMS INDUSTRIES INC. INCENTIVE PLAN (2012 RESTATEMENT)

WMS INDUSTRIES INC. INCENTIVE PLAN (2009 RESTATEMENT)

WMS INDUSTRIES INC. AMENDED AND RESTATED 2005 INCENTIVE PLAN

WMS INDUSTRIES INC. 2005 INCENTIVE PLAN

WMS INDUSTRIES INC. 2002 STOCK OPTION PLAN

WMS INDUSTRIES INC. 2000 STOCK OPTION PLAN

WMS INDUSTRIES INC. 2000 NON-QUALIFIED STOCK OPTION PLAN

WMS INDUSTRIES INC. 1998 NON-QUALIFIED STOCK OPTION PLAN

WMS INDUSTRIES EMPLOYEE STOCK PURCHASE PLAN

WMS INDUSTRIES INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

(Full Title of the Plans)

Jack Sarno, Esq.

General Counsel and Secretary

WMS Industries Inc.

800 South Northpoint Boulevard

Waukegan, Illinois 60085

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-185481 registering 5,700,000 shares of common stock, $0.50 par value per share (“Common Stock”), of WMS Industries Inc., a Delaware corporation (the “Company”), reserved for issuance under the WMS Industries Inc. Incentive Plan (2012 Restatement).

•	Registration Statement No. 333-163767 registering 3,800,000 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. Incentive Plan (2009 Restatement).

•	Registration Statement No. 333-139425 registering 2,500,000 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. Amended and Restated 2005 Incentive Plan.

•	Registration Statement No. 333-121766 registering 2,313,706 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. 2005 Incentive Plan and 37,312 shares of restricted common stock, being registered for resale, issued under the Company’s Treasury Share Bonus Plan.

•	Registration Statement No. 333-101538 registering 1,500,000 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. 2002 Stock Option Plan.

•	Registration Statement No. 333-55574 registering 1,000,000 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. 2000 Stock Option Plan.

•	Registration Statement No. 333-46726 registering 763,486 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. 2000 Non-Qualified Stock Option Plan (“2000 Plan”), and registering 986,514 shares of Common Stock of the Company issuable upon exercise of options outstanding under the 2000 Plan as of September 27, 2000.

•	Registration Statement No. 333-57585 registering 764,000 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. 1998 Non-Qualified Stock Option Plan (“1998 Plan”), and registering 236,000 shares of Common Stock of the Company issuable upon exercise of options outstanding under the 1998 Plan as of June 24, 1998.

•	Registration Statement No. 333-158919 registering 500,000 shares of Common Stock of the Company reserved for issuance under the WMS Industries Inc. Employee Stock Purchase Plan.

•	Registration Statement No. 333-121199 registering $6,500,000 in unsecured deferred compensation obligations of the Company under the WMS Industries Inc. Non-Qualified Deferred Compensation Plan.

Effective as of October 18, 2013, following the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of January 30, 2013, by and among Scientific Games Corporation, a Delaware corporation (“Parent”), SG California Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Scientific Games International, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Financing Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In connection with the Merger, all issued and outstanding shares of Common Stock converted into the right to receive cash. As a result of the Merger, the offering of shares of Common Stock under the plans listed above and the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statements which remain unsold at the termination of the offerings and any unsecured deferred compensation obligations of the Company under the Registration Statements, the Company hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time, if any, and any unsecured deferred compensation obligations of the Company under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 18th day of October, 2013.

WMS INDUSTRIES INC.

By:	/s/ William J. Huntley
Name: William J. Huntley Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ William J. Huntley	October 18, 2013	President
William J. Huntley		(Principal Executive Officer)

/s/ Jeffrey S. Lipkin	October 18, 2013	Vice President, Chief Financial Officer
Jeffrey S. Lipkin		and Treasurer (Principal Financial Officer & Principal Accounting Officer)